Exhibit 10.9

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No.1 to Employment Agreement is entered into as of this 31st day of December, 2008, by and between SMITH-MIDLAND CORPORATION, a Delaware corporation (the “Company”), and RODNEY I. SMITH (the “Executive”), and amends the Employment Agreement, dated as of September 30, 2002, by and between the Company and the Executive (the “Employment Agreement”).

WHEREAS, the parties hereto wish to amend the Employment Agreement to, among other things, make such agreement conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenents and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  The third sentence of Section 5(b)(i) of the Employment Agreement is amended in its entirety to read as follows: “The Royalty shall be payable monthly as shall be consistent with the Company’s payroll procedures from time to time”.

2.  The annual performance Bonus described in Section 5(c)(i) of the Employment Agreement shall be paid, at the discretion of the Company, provided that the Executive is employed by the Company on January 1st of the year following the year for which the bonus is earned and shall be paid no later than December 31st of the year following the year for which the bonus is earned.

3.  All reimbursements of expenses to be paid by the Company to the Executive pursuant to Sections 5(d) and 6 of the Employment Agreement which would be taxable to the Executive shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the expense was incurred.

4.  The definition of “Disability” in Section 8(b) of the Employment Agreement shall be amended to have the meaning set forth in Section 409A of the Code and the regulations thereunder.

5.  With respect to the second sentence of Section 9(d) of the Employment Agreement: (a) the words “to the extent permitted by law” shall be added after “The Company shall” at the beginning of the sentence, and (b) the following language appearing in parenthetical is hereby deleted in its entirety: “(or, to the extent such benefits cannot be provided, the Company shall make a cash payment to the Executive in an amount sufficient (on an after tax basis) to allow the Executive to obtain comparable benefits for such period).”

6.  The period during which the Executive shall be entitled to exercise options as set forth in the second to last sentence in Section 9(d) and in the second to last sentence in Section 9(e) of the Employment Agreement shall be amended to be “the lesser of three years following the Date of Termination or the original expiration date of such options.”

7.  The following shall be added to the end of the first sentence of Section 9(f) of the Employment Agreement (i.e. after the words “to avoid such tax”): “to the extent necessary to comply with Section 409A of the Code; such reductions shall first apply against the latest scheduled cash payments, then to current cash payments and then to non-cash benefits.”

8.  The following Section is added to the end of Section 9 as Section 9(g) of the Employment Agreement:

(g)  Specified Employee.  Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under Section 9 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under Section 9 shall not commence until the first day which is at least six months after the termination of the Executive employment.  Each severance installment contemplated under this Section 9 shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Such payments or benefits, together with simple interest calculated at LIBOR as of the date of such separation from service, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of Executive’s employment.  Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth above.  For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h), including, without limitation, the default presumptions thereof.

SMITH-MIDLAND CORPORATION

By:  /s/ Wesley A Taylor

Name: Wesley A. Taylor
Title: Vice President of Administration

By:  /s/ Rodney I. Smith

RODNEY I. SMITH